Exhibit 5.1

June 12, 2026

Board of Directors

Adamas Trust, Inc.

90 Park Avenue

New York, New York 10016

Ladies and Gentlemen:

We have served as special counsel to Adamas Trust, Inc., a Maryland corporation (the “Company”), in connection with the issuance and sale by the Company, from time to time, pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), of up to $250,000,000 of shares of the Company’s common stock (the “Shares”), $0.01 par value per share (the “Common Stock”), pursuant to the Equity Distribution Agreement, dated June 12, 2026 (the “Equity Distribution Agreement”), by and among the Company, JonesTrading Institutional Services LLC, BTIG, LLC and B. Riley Securities, Inc. The Shares have been registered on a Registration Statement on Form S-3 (File No. 333-290073), as filed with the Securities and Exchange Commission (the “Commission”) on September 5, 2025 and declared effective by the Commission on September 16, 2025 (the “Registration Statement”) pursuant to the Securities Act.

In connection with the foregoing, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

1.    The Registration Statement.

2.    The prospectus supplement, dated June 12, 2026, as filed with the Commission on June 12, 2026, pursuant to Rule 424(b) promulgated under the Securities Act, together with the base prospectus dated September 16, 2025 (collectively, the “Prospectus”).

3.    An executed copy of the Equity Distribution Agreement.

Vinson & Elkins LLP Attorneys at Law Austin Brussels Dallas Denver Dubai Dublin Houston London Los Angeles New York Richmond San Francisco Tokyo Washington	2200 Pennsylvania Avenue NW, Suite 500 West Washington, DC 20037-1701 Tel +1.202.639.6500 Fax +1.202.639.6604 velaw.com

June 12, 2026 Page 2

4.    The Articles of Amendment and Restatement of the Company certified by the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”) on January 5, 2026, as certified by the Secretary of the Company on the date hereof.

5.    The Fourth Amended and Restated Bylaws of the Company, effective as of September 3, 2025, as certified by the Secretary of the Company on the date hereof.

6.    Resolutions adopted by the Board of Directors of the Company by unanimous written consent on September 4, 2025 and at a meeting duly held on June 11, 2026, with respect to, among other things, the Company’s execution of the Equity Distribution Agreement and the issuance, sale and due authorization of the Shares, as certified by the Secretary of the Company on the date hereof.

7.    The certificate of the SDAT as to the due incorporation, existence and good standing of the Company, dated June 11, 2026 (the “Maryland Certificate”).

8.    An executed copy of a certificate of the Secretary of the Company, dated the date hereof, as to certain factual matters (the “Secretary’s Certificate”).

For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents and records and other papers submitted to us as originals, (ii) the conformity to the originals of all documents and records and other papers submitted as certified or photostatic copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons, (iv) the genuineness of all signatures and (v) the due authorization, execution and delivery of all documents and records and other papers by all parties and the validity, binding effect and enforceability thereof (other than the authorization, execution and delivery of documents and records and other papers by the Company and the validity, binding effect and enforceability thereof upon the Company). As to factual matters, we have relied upon the Secretary’s Certificate and upon certificates of public officials.

June 12, 2026 Page 3

Based upon the foregoing and such other information and documents as we have considered necessary for the purposes hereof, we are of the opinion that:

1.    The Company is a corporation duly incorporated and existing under the laws of the State of Maryland, is in good standing with the SDAT and has the corporate power and authority to issue the Shares.

2.    The issuance of the Shares has been duly authorized and, when and if issued and delivered by the Company upon payment therefor in accordance with the Registration Statement, the Resolutions, the Charter and the Equity Distribution Agreement, the Shares will be validly issued, fully paid and nonassessable.

The opinion with respect to the incorporation, existence and good standing of the Company in the State of Maryland is based solely on the Maryland Certificate and the Secretary’s Certificate.

We do not express an opinion on any laws other than the laws of the State of Maryland. We express no opinion as to compliance with any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers or the laws, codes or regulations of any municipality or other local jurisdiction. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of any judicial decision which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

We hereby consent to the filing of this opinion as Exhibit 5.1 to a Current Report on Form 8-K to be filed with the Commission on the date hereof and to the reference to this firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

This opinion is limited to the matters stated in this letter, and no opinions may be implied or inferred beyond the matters expressly stated in this letter. The opinions expressed in this letter speak only as of the date hereof. We do not undertake to advise you of any changes in the opinions expressed herein from matters that might hereafter arise or be brought to our attention.

Very truly yours,

/s/ Vinson & Elkins L.L.P.